UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2011
FIDELITY SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	No. 001-34981	No. 58-1416811

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3490 Piedmont Road, Suite 1550 Atlanta, Georgia	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 639-6500
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information provided under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On October 21, 2011, Fidelity Bank (the “Bank”), the wholly-owned banking subsidiary of Fidelity Southern Corporation (the “Company”), entered into a Purchase and Assumption Agreement (“Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of Decatur First Bank, Decatur, Georgia, and the FDIC, acting in its corporate capacity, pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Decatur First Bank.
Under the terms of the Agreement, the Bank acquired approximately $179.0 million in assets, including approximately $94.7 million in loans, and also assumed approximately $180.1 million in liabilities, including approximately $169.9 million in customer deposits. The deposits were acquired with no premium, and the assets were acquired at a discount of $9.0 million. To settle the transaction, the FDIC made a cash payment to the Bank totaling $10.0 million, based on the differential between liabilities assumed and assets acquired, taking into account the asset discount.
In connection with the Agreement, the Bank entered into shared-loss agreements with the FDIC that collectively cover approximately $10.0 million of single family residential mortgage loans, approximately $17.0 million of other real estate owned, approximately $86.8 million of commercial real estate loans, construction loans, other commercial loans and other commercial assets (collectively, “Covered Assets”). Under these shared-loss agreements, the FDIC will reimburse the Bank for 80% of losses on Covered Assets, beginning with the first dollar of loss incurred. The Bank will reimburse the FDIC for recoveries with respect to losses for which the FDIC paid the Bank under the shared-loss agreements. The shared-loss agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and reimbursement by the Bank to the FDIC, in each case as described above, for ten years. The shared-loss agreement applicable to commercial loans and securities provides for FDIC loss sharing for five years and reimbursement by the Bank to the FDIC for eight years, in each case as described above.
The Bank also has agreed to pay to the FDIC, 45 days after October 31, 2021 (or, if later, the time of disposition of all acquired assets pursuant to the shared-loss agreements) (the “True-Up Date”), the excess, if any, of (i) 20% of the intrinsic loss estimate of approximately $36 million less (ii) the sum of (A) 20% of the cumulative shared-loss payments (defined as the aggregate of all shared-loss payments made by the FDIC to the Bank under the shared-loss agreement minus the aggregate of all reimbursement payments made by the Bank to the FDIC under such agreements), plus (B) 25% of the asset discount of total Covered Assets at the inception of the related shared-loss agreement, plus (C) servicing amounts equal to 3.5% of total Covered Assets at the inception of the related shared-loss agreement.
The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including, but not limited to, claims with respect to liabilities and assets of Decatur First Bank or any of their affiliates not assumed or otherwise purchased by the Bank, with respect to claims made by shareholders of Decatur First Bank and with respect to claims based on any action by Decatur First Bank’s directors, officers and other employees.
The foregoing summary of the Agreement, including the related shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 8.01 Other Events.
On October 21, 2011, the Company issued a press release announcing the Decatur First Bank Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(a) Financial Statements of Businesses Acquired.
To the extent that financial statements are required by this Item, such financial statements will be filed by amendment to this Current Report no later than December 31, 2011.
(b) Pro Forma Financial Information.
To the extent that pro forma financial information is required by this Item, such pro forma financial information will be filed by amendment to this Current Report no later than December 31, 2011.
(d) Exhibits.
2.1 Purchase and Assumption Agreement dated as of October 21, 2011 by and among the Federal Deposit Insurance Corporation, Receiver of Decatur First Bank, Decatur, Georgia, Fidelity Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity.
99.1 Press release dated October 21, 2011.

Exhibit No.	Description
2.1
Purchase and Assumption Agreement dated as of October 21, 2011 by and among the Federal Deposit Insurance Corporation, Receiver of Decatur First Bank, Decatur, Georgia, Fidelity Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity

99.1	Press Release issued on October 21, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Stephen H. Brolly
Stephen H. Brolly
Chief Financial Officer
October 24, 2011